Exhibit 10.3

FORM OF OMNIBUS AGREEMENT

among

GPM PETROLEUM LP,

GPM PETROLEUM GP, LLC

and

GPM INVESTMENTS, LLC

This OMNIBUS AGREEMENT is entered into on, and effective as of, the Closing Date (as defined herein), among GPM Investments, LLC, a Delaware limited liability company (“GPM”), GPM Petroleum GP, LLC, a Delaware limited liability company (the “General Partner”), and GPM Petroleum LP, a Delaware limited partnership (the “Partnership”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

RECITALS:

1. The Parties desire by their execution of this Agreement to evidence their agreement, as more fully set forth in Article II, with respect to certain business opportunities to be offered to the Partnership by the GPM Entities (as defined herein) and certain obligations of the Partnership to the GPM Entities.

2. The Parties desire by their execution of this Agreement to evidence their agreement, as more fully set forth in Article III, with respect to certain indemnification obligations of the Parties.

3. The Parties desire by their execution of this Agreement to evidence their agreement, as more fully set forth in Article IV, with respect to the amount to be paid by the Partnership for certain general and administrative services to be performed by GPM and its Affiliates (as defined herein) as well as direct expenses, including operating expenses, incurred by GPM and its Affiliates for and on behalf of the Partnership Entities (as defined herein) and other services to be provided to the Partnership.

4. The Parties desire by their execution of this Agreement to evidence their agreement, as more fully set forth in Article V, with respect to the granting of a license from GPM to the Partnership Entities.

In consideration of the premises and the covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

Definitions

1.1 Definitions

As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Acquired Distribution Rights” has the meaning given such term in Section 2.3(a) of this Agreement.

“Acquiring Party” has the meaning given such term in Section 2.3(a) of this Agreement.

“Acquiring Party Offer” has the meaning given such term in Section 2.3(a)(i) of this Agreement.

“Administrative Fee” has the meaning given such term in Section 4.2(a) of this Agreement.

“Affiliate” has the meaning given such term in the Partnership Agreement.

“Agent” has the meaning given such term in Section 4.3(b) of this Agreement.

“Agreement” means this Omnibus Agreement, as it may be amended, modified or supplemented from time to time in accordance with the terms hereof.

“Alternate Fuel Sales Rate” means the per gallon fee that the Partnership will receive for certain motor fuel volumes distributed to GPM under certain circumstances as outlined in Article II hereto. The Alternate Fuel Sales Rate, at any given time, is equal to the Partnership Prior-Year Distribution Cost, excluding the Partnership’s cost to purchase the motor fuel, plus a profit margin equal to 30% of the Partnership Prior-Year Distribution Cost. The Alternate Fuel Sales Rate shall be recalculated annually on April 1 of each year based upon the audited financial statements of the Partnership for the prior fiscal year, it being understood that the Alternate Fuel Sales Rate shall be based on the forecast presented in the Registration Statement from the Closing Date until April 1, 2016. The Alternate Fuel Sales Rate shall become effective immediately upon recalculation on April 1 of each year and will remain effective for twelve months.

“Cause” has the meaning given such term in the Partnership Agreement.

“Closing Date” means the date of the closing of the Partnership’s initial public offering of Common Units.

“Common Units” has the meaning given such term in the Partnership Agreement.

“Conflicts Committee” has the meaning given such term in the Partnership Agreement.

“Consummated Acquisition” has the meaning given such term in Section 2.3(a) of this Agreement.

“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of the Closing Date, by and among the General Partner, the Partnership, GPM, the Operating Company and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the general partner of the Partnership, whether through ownership of voting securities, by contract, or otherwise.

“Covered Environmental Losses” means all Losses arising out of or under or related to Environmental Laws including costs and expenses of any Environmental Activity, court costs and reasonable attorney’s and experts’ fees or other measures required or necessary under Environmental Laws, and the cost and expense of any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work of any and every kind or character, fixed or contingent, by reason of or arising out of:

(i) any violation or correction of violation of Environmental Laws, including performance of any Environmental Activity associated in any way with the ownership or operation of Partnership Assets; or

(ii) any event, circumstance, action, omission or condition associated in any way with ownership or operation of the Partnership Assets (including the exposure to or presence of Hazardous Substances on, under, about, Releasing or threatening to be Released to or from the Partnership Assets or the exposure to or Release or threatened Release of Hazardous Substances arising out of operation of the Partnership Assets at non-Partnership Asset locations).

“Environmental Activity” shall mean any investigation, study, assessment, evaluation, sampling, testing, monitoring, containment, removal, disposal, closure, corrective action, remediation (regardless of whether active or passive), natural attenuation, restoration, bioremediation, response, repair, corrective measure, cleanup or abatement that is required, necessary or conducted under any applicable Environmental Law, including institutional or engineering controls or participation in a governmental voluntary cleanup program to conduct voluntary investigatory and remedial actions for the clean-up, removal or remediation of Hazardous Substances that exceed actionable levels established pursuant to Environmental Laws, or participation in a supplemental environmental project in partial or whole mitigation of a fine or penalty.

“Environmental Laws” means all federal, state, regional and local laws, statutes, rules, regulations, orders, judgments, settlements, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law relating to (a) pollution or protection of human health and safety, the environment or natural resources, including the federal Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Oil Pollution Act of 1990, the federal Hazardous Materials Transportation Act, the Marine Mammal Protection Act, the Endangered Species Act, the National Environmental Policy Act, the federal Occupational Safety and Health Act and other environmental conservation and protection laws, each as amended through the Closing Date, (b) any Release or threatened Release of, or any exposure of any Person or property to, any Hazardous Substances or (c) the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, arrangement for disposal or transport, handling or Release of any Hazardous Substances.

“Environmental Permit” means any permit, approval, identification number, license, registration, certification, filing, notice, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing GPM Store” means any GPM Stores existing prior to the Closing Date.

“Financial Administration Functions” has the meaning given such term in Section 4.3(c) of this Agreement.

“General Partner” has the meaning given such term in the introduction to this Agreement.

“GPM” has the meaning given such term in the introduction to this Agreement.

“GPM Distribution Contract” means that certain 10-year wholesale motor fuel distribution agreement, pursuant to which the Partnership Entities will be the exclusive distributor of motor fuel purchased by GPM for sale to the Existing GPM Stores (other than GPM Stores for which the Partnership Entities are the distributor of motor fuel under the GPM RR Distribution Contract and the GPM MW Distribution Contract) at cost plus a fixed fee of 4.5 cents per gallon for a period of 10 years.

“GPM Entities” means GPM and any Person controlled, directly or indirectly, by GPM other than the General Partner or a member of the Partnership Group; and “GPM Entity” means any of the GPM Entities.

“GPM MW Distribution Contract” means that certain 10-year wholesale motor fuel distribution agreement, pursuant to which the Partnership will distribute motor fuel to a subsidiary of GPM with respect to the convenience stores selling gasoline acquired by such subsidiary in the Midwest Acquisition at cost plus a fixed fee of 4.5 cents per gallon for a period of 10 years.

“GPM RR Distribution Contract” means that certain 10-year wholesale motor fuel distribution agreement, pursuant to which the Partnership will distribute motor fuel to convenience stores selling gasoline acquired by a subsidiary of GPM in the Road Ranger Acquisition at cost plus a fixed fee of 4.5 cents per gallon for a period of 10 years.

“GPM Store” means any convenience stores operated by GPM selling gasoline or independent and lessee dealers supplied by GPM, or consignment locations at which GPM distributes motor fuel.

“Hazardous Substance” means (a) any substance that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant, toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated by, or as to which liability may attach under any Environmental Law, including any hazardous substance as defined under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, (b) oil as defined in the Oil Pollution Act of 1990, as amended, including oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other refined petroleum hydrocarbons and petroleum products, or any components, fractions or derivatives thereof, and (c) radioactive materials, asbestos containing materials, polychlorinated biphenyls or radon.

“Indemnified Party” means each Partnership Group Member or each GPM Entity, as the case may be, in their capacities as parties entitled to indemnification in accordance with Article III.

“Indemnifying Party” means each of the Partnership or GPM, as the case may be, in their capacity as the parties from whom indemnification may be required in accordance with Article III.

“License” has the meaning given such term in Section 5.1 of this Agreement.

“Losses” means all losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including court costs and reasonable attorney’s and experts’ fees) of any and every kind or character, fixed or contingent.

“Mark” has the meaning given such term in Section 5.1 of this Agreement.

“Midwest Acquisition” means the purchase by GPM on June 3, 2015, of 161 convenience stores, of which 126 sell gasoline, in Indiana, Ohio, Michigan and Illinois in the Midwestern United States.

“Name” has the meaning given such term in Section 5.1 of this Agreement.

“Negotiation Period” has the meaning given such term in Section 2.3(a)(ii) of this Agreement.

“Operating Company” means GPM Petroleum, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Partnership.

“Partnership” has the meaning given such term in the introduction to this Agreement.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of GPM Petroleum LP, dated as of the Closing Date, as such agreement is in effect on the Closing Date immediately following the completion of the initial public offering of the Common Units.

“Partnership Assets” means the wholesale motor fuel distribution assets, properties and associated infrastructure and equity interests owned directly or indirectly by the Partnership upon completion of the initial public offering described in the Registration Statement.

“Partnership Entities” means the General Partner and each Partnership Group Member.

“Partnership Group” means the Partnership, the Operating Company and any other future subsidiaries of the Partnership.

“Partnership Group Member” means any member of the Partnership Group.

“Partnership Indemnitee” means any Person who is an Indemnitee as defined in the Partnership Agreement; provided, however, that for purposes of this definition, the term “Indemnitee” shall exclude GPM and any Affiliate of GPM that is not a Partnership Group Member.

“Partnership Prior-Year Distribution Cost” means, for purposes of determining the Alternate Fuel Sales Rate, at any given time, the Partnership’s per gallon motor fuel distribution cost for the prior year, which is calculated as: (a) the sum of (i) the Partnership’s general and administrative cash expenses and other direct and indirect operating expenses, each as reflected in the Partnership’s audited financial statements for such year, and (ii) maintenance capital expenditures for such year, (b) divided by the total number of gallons sold by the Partnership during such fiscal year. The Partnership Prior-Year Distribution Cost shall be recalculated annually on April 1 of each year based upon the audited financial statements of the Partnership for the prior fiscal year.

“Party” and “Parties” are defined in the introduction to this Agreement.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, business trust, employee benefit plan, unincorporated organization, association, government body or agency or political subdivision thereof or other entity.

“Pre-Existing Supply Agreement” has the meaning given such term in Section 2.1(b)(i) of this Agreement.

“Principal” has the meaning given such term in Section 4.3(b) of this Agreement.

“Proposed Acquisition” has the meaning given such term in Section 2.2 of this Agreement.

“Proposed Acquisition Notice” has the meaning given such term in Section 2.2 of this Agreement.

“Registration Statement” means the Registration Statement on Form S-1 (File No. 333-203507), as amended, filed with the Securities and Exchange Commission with respect to the proposed initial public offering of Common Units by the Partnership.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the environment.

“Retained Assets” means the equipment, properties, equity interests and other assets owned by any of the GPM Entities that were not conveyed, contributed or otherwise transferred to the Partnership Group pursuant to the Contribution Agreement or any other documents relating to the transactions referred to in the Contribution Agreement.

“Road Ranger Acquisition” means the purchase by GPM Midwest, LLC, a subsidiary of GPM, on March 20, 2015, of 42 convenience stores selling gasoline and one stand-alone quick service restaurant from an unaffiliated third party in Illinois, Iowa and Kentucky in the Midwestern United States.

“Services” has the meaning given such term in Section 4.1 of this Agreement.

ARTICLE II

Business Opportunities Offered to the Partnership

2.1 Exclusive Right and Obligation to Distribute Motor Fuel Volumes Sold by GPM.

(a) Exclusive Motor Fuel Distribution. Except as permitted by Section 2.1(b), for a period of 10 years following the Closing Date,

(i) Each GPM Entity is required to purchase all motor fuel volumes that it sells for its own account from a Partnership Group Member; and

(ii) The Partnership shall cause one or more of the Partnership Group Members to distribute all motor fuel volumes that GPM may desire to purchase from the Partnership Group.

(b) Permitted Exceptions.

(i) Notwithstanding any provision of Section 2.1(a) to the contrary, any GPM Entity may purchase motor fuel from a third party in the event that such GPM Entity acquires a convenience store or other retail fuel outlet that is subject to an existing motor fuel wholesale supply agreement which is not assigned to the Partnership in connection with an acquisition in which the Partnership participates as contemplated in Section 2.2 (“Pre-Existing Supply Agreement”) at the time of its acquisition by GPM; provided that GPM shall be required to purchase its motor fuel requirements for any such store from the Partnership Group as soon as reasonably possible and, in any case, no later than the expiration of the remaining initial term of the applicable Pre-Existing Supply Agreement.

(ii) If during any period of this Agreement, the amount of any motor fuel volumes that Partnership is required to deliver to GPM is limited by government rules, regulations or orders, or if for any reason the Partnership’s supplies of motor fuel are inadequate to meet the needs of GPM and its other customers, any shortfall in volumes requested by GPM pursuant to Section 2.1(a)(ii) of this agreement may be purchased by GPM directly from third parties and any such purchase shall not be deemed to be a breach of this Agreement.

2.2 Right to Participate in Acquisitions. For a period of 10 years following the Closing Date, in the event that any GPM Entity proposes to acquire from a third party any convenience stores selling gasoline, wholesale motor fuel distribution agreements, dealer sites, independently operated or consignment locations, or any other retail or wholesale fuel distribution assets, contracts or operations or any entity that owns the same, on a stand-alone basis or as part of a larger acquisition (in any such case, a “Proposed Acquisition”), GPM shall promptly following the execution of a letter of intent or otherwise agreeing to the material terms of a Proposed Acquisition provide notice to the Partnership (“Proposed Acquisition Notice”) of the Proposed Acquisition and offer the Partnership the opportunity to negotiate with GPM to (a) acquire any wholesale motor fuel distribution contracts included in the Proposed Acquisition and (b) to negotiate the fuel supply terms for distributing fuel to any convenience stores or consignment locations included in such Proposed Acquisition, subject to the exceptions provided in Section 2.1(b). The Partnership may elect not to participate in such Proposed Acquisition or negotiate with GPM in good faith to determine the terms upon which to jointly pursue the Proposed Acquisition. If within 7 days after the Partnership’s receipt of the Proposed Acquisition Notice, the Partnership has not elected to participate in such Proposed Acquisition or if GPM and the Partnership have not otherwise reached an agreement on the acquisition terms within 30 days after the Partnership’s receipt of the Proposed Acquisition Notice or such shorter period of time as may be specified in any process or by the seller, the applicable GPM Entity may proceed with the Proposed Acquisition without the Partnership’s participation, unless such GPM Entity is able to purchase fuel through a Pre-Existing Supply Agreement, the Partnership shall be obligated to distribute fuel to the newly acquired convenience stores in accordance with the terms and conditions set forth in the GPM Distribution Contract, other than the price for such fuel, at the Partnership’s cost to purchase such fuel plus the Alternate Fuel Sales Rate until such time, if any, as GPM and the Partnership agree to a fuel supply arrangement pursuant to the right of first offer set forth in Section 2.3.

2.3 Right of First Offer.

(a) Right of First Offer Procedures. For a period of 10 years following the Closing Date, if any of the GPM Entities (the “Acquiring Party”) consummates the acquisition of any convenience stores selling gasoline (the “Consummated Acquisition”), the Acquiring Party shall provide the Partnership Group a right of first offer to acquire the right to distribute motor fuel to all convenience stores which sell gasoline, independent and lessee dealer locations or consignment locations acquired in the Consummated Acquisition (the “Acquired Distribution Rights”) pursuant to the following procedures:

(i) Within 30 days of the completion of a Consummated Acquisition, the Acquiring Party shall deliver a written offer (the “Acquiring Party Offer”) to the General Partner, on behalf of the Partnership Group, which Acquiring Party Offer shall describe the

Acquired Distribution Rights, the purchase price (payable in cash or in securities of the Partnership at the option of the Acquiring Party) at which it wishes to sell the Acquired Distribution Rights and the proposed terms of sale. The Acquiring Party Offer shall constitute a binding offer to sell the Acquired Distribution Rights to the Partnership Group on the terms set forth therein;

(ii) the General Partner, on behalf of the Partnership Group, shall have a period of 30 days (the “Negotiation Period”) from the date of the Offer to accept the Acquiring Party Offer or negotiate alternative terms of sale acceptable to the General Partner, on behalf of the Partnership Group and with the approval of the Conflicts Committee, and the Acquiring Party;

(iii) if the Acquiring Party and the General Partner, on behalf of the Partnership Group and with the approval of the Conflicts Committee, agree upon the terms of sale for the Acquired Distribution Rights prior to the expiration of the Negotiation Period, such Parties shall enter into definitive documentation to effect such sale, which shall be closed within 30 days after the end of the Negotiation Period or such longer period as may be reasonably necessary to complete a unitholder vote by the Partnership (if required), a financing by the Partnership (if required) or to obtain any required consents; and

(iv) if, at the end of the Negotiation Period, the Acquiring Party and the General Partner, on behalf of the Partnership Group and with the approval of the Conflicts Committee have not agreed upon the terms of sale for the Acquired Distribution Rights, or if such a sale is not completed within the period specified in Section 2.3(a)(iii), the Partnership shall be obligated to distribute, or continue to distribute, as applicable, fuel to the newly acquired convenience stores in accordance with the terms and conditions set forth in the GPM Distribution Contract, other than the price for such fuel, at the Partnership’s cost to purchase such fuel plus the Alternate Fuel Sales Rate.

(b) Exceptions to the Right of First Offer. The foregoing provisions of Section 2.3 shall not be applicable to convenience stores acquired in a Consummated Acquisition that are subject to a Pre-Existing Supply Agreement.

ARTICLE III

Indemnification

3.1 Environmental Indemnification

(a) Subject to the provisions of Section 3.3, GPM shall indemnify, defend and hold harmless the Partnership Group and the Partnership Indemnitees from and against any Covered Environmental Losses suffered or incurred by the Partnership Group or any Partnership Indemnitee relating to:

(i) the Partnership Assets, but only to the extent the violations, events, omissions or conditions giving rise to such Covered Environmental Losses occurred or existed on or before the Closing Date, even if such liability does not accrue until after the Closing Date; and

(ii) the Retained Assets.

(b) Subject to the provisions of Section 3.3, the Partnership shall indemnify, defend and hold harmless the GPM Entities from and against any Covered Environmental Losses suffered or incurred by the GPM Entities relating to the Partnership Assets, but only to the extent the violations, events, omissions or conditions giving rise to such Covered Environmental Losses first occurred after the Closing Date; provided, however, that the GPM Entities shall not be entitled to the indemnity in this Section 3.1(b) for Covered Environmental Losses to the extent caused by gross negligence, bad faith or fraud or willful misconduct of any GPM Entity.

(c) The aggregate liability of GPM under Section 3.1(a)(i) shall not exceed $15 million and such indemnification obligation shall survive for three years from the Closing Date; provided, however, that any such indemnification obligation with respect to any Covered Environmental Losses shall survive the time at which it would otherwise expire pursuant to this Section 3.1(c) if notice of any such Covered Environmental Losses is properly given to GPM prior to such time. The aggregate liability of the Partnership under Section 3.1(b) shall not exceed $15 million and such indemnification obligation shall survive for three years from the Closing Date; provided, however, that any such indemnification obligation with respect to any Covered Environmental Losses shall survive the time at which it would otherwise expire pursuant to this Section 3.1(c) if notice of any such Covered Environmental Losses is properly given to the Partnership prior to such time.

(d) Notwithstanding anything herein to the contrary, in no event shall GPM or the Partnership have any indemnification obligations under this Agreement for Losses that arise solely as a result of additions to or modifications of Environmental Laws promulgated after the Closing Date.

3.2 Additional Indemnification.

(a) Subject to the provisions of Section 3.3, GPM shall indemnify, defend and hold harmless the Partnership Group and the Partnership Indemnitees from and against any Losses suffered or incurred by the Partnership Group or any Partnership Indemnitee resulting from or arising out of:

(i) the failure of the Partnership Group to have good and marketable title to the Partnership Assets, to the extent that such failure renders the Partnership Group liable for claims by third parties or unable to use or operate the Partnership Assets in substantially the same manner that the Partnership Assets were used and operated by the GPM Entities immediately prior to the Closing Date as generally described in the Registration Statement;

(ii) the failure of the Partnership Group to have on the Closing Date any consent, license, permit or approval necessary to allow the Partnership Group to own or operate the Partnership Assets in substantially the same manner that the Partnership Assets were owned or operated by the GPM Entities immediately prior to the Closing Date;

(iii) the cost of curing any failure or condition set forth in clause (i) or clause (ii) of this Section 3.2(a);

(iv) all federal, state and local income tax liabilities attributable to the ownership or operation of the Partnership Assets prior to the Closing Date, including (A) any such income tax liabilities of the Partnership Group that may result from the consummation of the formation transactions for the Partnership Group occurring on or prior to the Closing Date and (B) any income tax liabilities arising under Treasury Regulation Section 1.1502-6 and any similar provisions from applicable state, local or foreign law, by contract, as successor, transferee or otherwise and which income tax is attributable to having been a member of any consolidated combined or unitary group prior to the Closing Date; and

(v) (A) the assets or operations of the GPM Entities and (B) the Partnership Assets and the operations of any Partnership Group Member prior to the Closing Date, except to the extent that GPM is indemnified with respect to the Losses described under Section 3.1(b); provided; however, that in the case of clauses (i), (ii), (iii) and (iv) above, such indemnification obligations shall survive for three years from the Closing Date; and that in the case of clause (iv) above, such indemnification obligations shall survive until sixty (60) days after termination of any applicable statute of limitations; provided, further, however, that any such indemnification obligations provided for in this Section 3.2(a) shall survive the time at which they would otherwise expire pursuant to this Section 3.2(a) if notice of any such Losses is properly given to GPM prior to such time.

(b) Subject to the provisions of Section 3.3, in addition to and not in limitation of the indemnification provided under this Article III, the Partnership shall indemnify, defend and hold harmless the GPM Entities from and against any Losses suffered or incurred by the GPM Entities by reason of or arising out of events and conditions associated with the operation of the Partnership Assets that occur on or after the Closing Date (other than Covered Environmental Losses, which are covered by Section 3.1).

(c) Notwithstanding anything herein to the contrary, in no event will the Indemnifying Party be obligated to indemnify the Indemnified Party for any claims, losses or expenses or income taxes referred to in Section 3.1(a) and Section 3.2(a)(i)-(iv), if, and to the extent that such claims, losses or expenses or income taxes were either (i) reserved for in the Indemnified Party’s financial statements as of the Closing Date, or (ii) are recovered under available insurance coverage, from contractual rights or other recoveries against any third party.

3.3 Indemnification Procedures.

(a) The Indemnified Party agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification pursuant to this Article III, it will provide notice thereof in writing to the Indemnifying Party specifying the nature of and specific basis for such claim; provided, however, that the Indemnified Party shall not submit claims more frequently than once a calendar quarter (or twice in the case of the last calendar quarter prior to the expiration of the applicable indemnity coverage under this Agreement). Notwithstanding the foregoing, the Indemnified Party’s failure to provide notice under Section 3.3 will not relieve the Indemnifying Party from liability hereunder with respect to such matter except in the event and only to the extent that the Indemnifying Party is materially prejudiced by such failure or delay or the Indemnifying Party does not receive notice of the claim prior to the expiration of the applicable indemnity survival period in Section 3.1 and 3.2.

(b) The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification set forth in Article III, including the selection of counsel (provided that if such claim involves Covered Environmental Losses, such counsel shall be reasonably acceptable to the Indemnified Party), determination of whether to appeal any decision of any court or similar authority, performance of any Environmental Activity associated with any Covered Environmental Losses and the settling of any matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Indemnified Party unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be, and does not include the admission of fault, culpability of failure to act, by or on behalf of such Indemnified Party.

(c) The Indemnified Party agrees to cooperate fully with the Indemnifying Party with respect to all aspects of the defense of any claims covered by the indemnification set forth in this Article III, including the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the names of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records and other information furnished by the Indemnified Party pursuant to this Section 3.3. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article III; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party reasonably informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.

(d) In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Party as a result of such claim, (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third parties and (iii) any correlative tax benefit.

(e) NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY’S INDEMNIFICATION OBLIGATION HEREUNDER COVER OR INCLUDE CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR SIMILAR DAMAGES OR LOST PROFITS SUFFERED BY ANY OTHER PARTY ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT.

ARTICLE IV

Provision of Services; Reimbursement

4.1 Agreement to Provide Services. Until such time as this Agreement is terminated as provided in Section 6.4, GPM hereby agrees to provide the Partnership Group with such general and administrative services and management and operating services as may be necessary to manage and operate the business and affairs of the Partnership Group, including accounting, audit, business development, corporate record keeping, treasury services (including cash management), real property/land, legal, operations/engineering, investor relations, risk management, commercial/marketing, information technology, insurance, government relations/compliance, tax, payroll, human resources and environmental, health and safety (collectively, “Services”). The Services shall be consistent in nature and quality to the services of such type previously provided by GPM or its Affiliates in connection with the management and operation of the Partnership Assets prior to the Closing Date. It is understood and agreed by the Parties that GPM has been retaining, and will continue to retain, third-party service providers and subcontractors to provide some of the Services to the Partnership Group. The Partnership Group acknowledges and agrees that GPM will not devote GPM’s (or any officer, director, member, manager, Affiliate or associate of GPM) full time and business efforts to the duties of GPM specified in this Agreement, but only so much of such time and efforts deemed necessary by GPM to provide the Services. The Partnership Group further acknowledges and agrees that GPM may, but is not required to, devote the full or part time efforts of certain of its employees to the duties of GPM specified in this Agreement. No aspect or element of GPM’s other activities will be deemed to be engaged in for the benefit of the Partnership Group (and the Partnership Group will have no rights with respect thereto) nor to constitute a conflict of interest with respect to the Partnership Group.

4.2 Reimbursement by Partnership.

(a) Subject to and in accordance with the terms and provisions of this Article IV, the Partnership hereby agrees to pay to GPM a fixed fee of $500,000 annually (the “Administrative Fee”) for the provisions of the following Services to the Partnership Group:

(i) any costs incurred in connection with the provision of information technology services; and

(ii) salaries and related benefits and expenses of personnel employed by GPM or its Affiliates (other than the Partnership Group) who render Services to the Partnership Group, plus general and administrative expenses associated with such personnel; it being agreed, however, that such allocation shall not include any costs or expenses attributable to GPM equity compensation awards;

it being understood, however, that the Administrative Fee may be adjusted by GPM or the General Partner, subject to the approval of the Conflicts Committee, once the Partnership has earned an aggregate Adjusted EBITDA (as such metric is defined in the Registration Statement) of $30,000,000 or more for four consecutive quarters following the quarter ending                     , 2016.

(b) Subject to and in accordance with the terms and provisions of this Article IV and such reasonable allocation and other procedures as may be agreed upon by GPM and the General Partner from time to time, the Partnership hereby agrees to reimburse GPM for all reasonable direct and indirect costs and expenses incurred by GPM or its Affiliates (other than the Partnership Group) in connection with the provision of the Services to the Partnership Group, including the following:

(i) any payments or expenses incurred for insurance coverage and negotiated instruments (including surety bonds and performance bonds) provided by underwriters with respect to the Partnership Assets or the business of the Partnership Group;

(ii) any taxes or other direct expenses paid by GPM or its Affiliates for the benefit of the Partnership Group; and

(iii) all expenses and expenditures incurred by GPM or its Affiliates as a result of the Partnership becoming and continuing as a publicly traded entity, including costs associated with annual and quarterly reports, tax return and Schedule K-1 preparation and distribution, independent auditor fees, investor relations activities, Sarbanes-Oxley Act compliance, stock exchange listing, partnership governance and compliance, registrar and transfer agent fees, legal fees, incremental director and officer liability insurance and independent director compensation; it being agreed, however, that to the extent any reimbursable costs or expenses incurred by GPM or its Affiliates consist of an allocated portion of costs and expenses incurred by GPM or its Affiliates for the benefit of both the Partnership Group and the other Affiliates of GPM, such allocation shall be made on a reasonable cost reimbursement basis as determined by GPM.

4.3 Agency Designation and Powers.

(a) Designation of Partnership as Agent. GPM hereby appoints the Partnership as its agent to perform certain Financial Administration Functions for the benefit of GPM during the term of this Agreement and to exercise such powers and perform such duties as are expressly delegated to GPM by the terms of this Agreement, together with such powers as are reasonably incidental thereto. The Partnership hereby accepts such appointment and agrees to perform such Financial Administration Functions as required by GPM. Except for the duties and responsibilities expressly set forth in this Agreement, Partnership shall not have or be deemed to have any fiduciary relationship with GPM, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement, or otherwise exist against Partnership. Further, it is acknowledged and agreed that Partnership shall not be obligated to follow any such direction of GPM under this Agreement, if Partnership, in its sole discretion, determines complying with such direction could expose Partnership to any material liability or violation of law, regardless of whether Partnership is indemnified therefor.

(b) Designation of GPM as Agent. The Partnership hereby appoints GPM as its agent to perform certain Financial Administration Functions for the benefit of Partnership during the term of this Agreement and to exercise such powers and perform such duties as are expressly delegated to Partnership by the terms of this Agreement, together with such powers as are reasonably incidental thereto. GPM hereby accepts such appointment and agrees to perform such Financial Administration Functions as required by the Partnership. Except for the duties and responsibilities expressly set forth in this Agreement, GPM shall not have or be deemed to have any fiduciary relationship with Partnership, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement, or otherwise exist against GPM. Further, it is acknowledged and agreed that GPM shall not be obligated to follow any such direction of Partnership under this Agreement, if GPM, in its sole discretion, determines complying with such direction could expose GPM to any material liability or violation of law, regardless of whether GPM is indemnified therefor. The term “Agent” as used in this Agreement shall refer to each of the Partnership in its capacity as agent to GPM as set forth in Section 4.3(a) and GPM in its capacity as agent to the Partnership as set forth in Section 4.3(b). The term “Principal” as used in this Agreement shall refer to each of the GPM in its capacity as principal of Partnership as set forth in Section 4.3(a) and Partnership in its capacity as principal of Partnership as set forth in Section 4.3(b).

(c) Authorization. The parties hereto agree that Agent shall have general authority to perform the following functions for the benefit of the Principal (such functions collectively described as “Financial Administration Functions”):

(i)	Invoicing;

(ii)	Collection of accounts receivable;

(iii)	Collection of notes receivable;

(iv)	Credit card processing;

(v)	Billing and collection of rent and property taxes;

(vi)	Credit management;

(vii)	Application/posting of payments;

(viii)	Payment of vendors;

(ix)	Employee benefit management;

(x)	payroll processing;

(xi)	Human resource management;

(xii)	IT/web portal management.

(d) Limitation of Liability; Indemnification. Neither Agent nor any of its representatives shall be liable to Principal or its affiliates (or any Person asserting any claim with respect to any of them) for any action taken or omitted to be taken by it or them hereunder or under this Agreement in good faith and reasonably believed by it or them to be within the discretion or power conferred upon it or them by this Agreement or be responsible for the consequences of any error of judgment, except to the extent arising from its gross negligence, willful misconduct or fraud. Principal hereby agrees to defend, indemnify and hold Agent harmless from and against all losses, costs or liabilities which Agent may incur with respect to any claim asserted against Agent by reason of its acting under this Agreement.

4.4 Netting of Payments. Agent will promptly transmit to Principal all documents, monies, bills, invoices, correspondence and other communications received by Agent on behalf of Principal from any other party in connection with providing the Financial Administration Functions. If any amounts are payable by each Party to the other, then, on such date, the Parties shall have the right, but not the obligation, to agree to satisfy and discharge any such amount if the aggregate amount that would otherwise have been payable by one Party exceeds the aggregate amount that would otherwise have been payable by the other Party and to replace such an amount with an obligation upon the Party by whom the larger aggregate amount would have been payable to pay to the other Party the excess of the larger aggregate amount over the smaller aggregate amount. Notwithstanding the foregoing, the provisions of the immediately preceding sentence with respect to the netting of payments shall only apply with respect to amounts payable or due, as the case may be, in the ordinary course of business in connection with the provision of the Financial Administration Functions and shall not apply to any amounts payable or due in connection with any transaction or event outside the ordinary course of business.

ARTICLE V

License of Name and Mark

5.1 Grant of License. Upon the terms and conditions set forth in this Article V, GPM hereby grants and conveys to each of the entities currently or hereafter comprising a part of the Partnership Group a nontransferable, nonexclusive, royalty free right and license (“License”) to use the name “GPM” (the “Name”) and any associated or related service marks, trademarks and trade names (the “Mark”).

5.2 Ownership and Quality. The Partnership agrees that ownership of the Name and the Mark and the goodwill relating thereto shall remain vested in GPM both during the term of this License and thereafter, and the Partnership further agrees, and agrees to cause the other members of the Partnership Group, never to challenge, contest or question the validity of GPM’s ownership of the Name and Mark or any registration thereto by GPM. In connection with the use of the Name and the Mark, the Partnership and any other member of the Partnership Group shall not in any manner represent that they have any ownership in the Name and the Mark or registration thereof except as set forth herein, and the Partnership, on behalf of itself and the other members of the Partnership Group, acknowledges that the use of the Name and the Mark shall not create any right, title or interest in or to the Name and the Mark, and all use of the Name and the Mark by the Partnership or any other member of the Partnership Group, shall inure to the benefit of GPM. The Partnership agrees, and agrees to cause the other members of the Partnership Group, to use the Name and Mark in accordance with such quality standards established by GPM and communicated to the Partnership from time to time, it being understood that the products and services offered by the members of the Partnership Group immediately before the Closing Date are of a quality that is acceptable to GPM and justifies the License.

5.3 Termination. The License shall terminate upon a termination of this Agreement pursuant to Section 6.4.

ARTICLE VI

Miscellaneous

6.1 Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Delaware and to venue in Delaware.

6.2 Notice. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 6.2.

For notice to GPM:

GPM Investments, LLC

8565 Magellan Parkway, Suite 400

Richmond, Virginia 23227

Attention: General Counsel

Telephone: (804) 730.1568

For notice to the Partnership Entities:

GPM Petroleum LP

8565 Magellan Parkway, Suite 400

Richmond, Virginia 23227

Attention: General Counsel

Telephone: (804) 887.1980

6.3 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein. In the event of a conflict between the provisions of this Agreement and the provisions of the Partnership Agreement, the provisions of the Partnership Agreement shall control.

6.4 Termination.

(a) Termination by GPM. Notwithstanding any other provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and the Common Units held by the General Partner, GPM and their Affiliates are not voted in favor of such removal, then this Agreement, other than the provisions set forth in Article III hereof, may be terminated by GPM with 180 days’ prior written notice.

(b) Survival of Obligations under Article III. For the avoidance of doubt, the Parties’ indemnification obligations under Article III shall survive the termination of this Agreement in accordance with their respective terms.

6.5 Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party to or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

6.6 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties; provided, however, that the Partnership may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of the General Partner, would be adverse in any material respect to the holders of Common Units. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

6.7 Assignment; Third-Party Beneficiaries. No Party shall have the right to assign any of its rights or obligations under this Agreement without the consent of the other Parties hereto; provided, however, that the Partnership Group may make a collateral assignment of this Agreement to secure financing for the Partnership Group. Each of the Parties hereto specifically agrees that each Partnership Group Member, whether or not a Party to this Agreement, shall be entitled to assert rights and remedies hereunder as third-party beneficiaries hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to any such entity. Except as contemplated by the preceding sentence, this Agreement does not create any rights or benefits for any entity or individual other than the Parties.

6.8 Successors. This Agreement shall bind and inure to the benefit of the Parties and to their respective successors and assigns.

6.9 Continuation of Work During Dispute. Notwithstanding any dispute, it shall be the responsibility of each Party to continue to perform its obligations under this Agreement pending resolution of the dispute.

6.10 Counterparts. This Agreement may be executed in any number of counterparts, including facsimile counterparts, with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

6.11 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

6.12 Rules of Construction. Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. All references to Article numbers and Section numbers refer to Articles and Sections of this Agreement. Unless otherwise specifically indicated or the context otherwise requires, the terms “include,” “includes” and “including” as used in this Agreement shall be deemed to be followed by the words “without limitation.”

6.13 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

6.14 Withholding or Granting of Consent. Unless otherwise provided herein, each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

6.15 Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party shall take any act, or fail to take any act, under this Agreement which would violate any applicable law, statute, rule or regulation.

6.16 Negation of Rights of Limited Partners, Assignees and Third Parties. Except as set forth in Section 6.7, the provisions of this Agreement are enforceable solely by the Parties, and no stockholder, limited partner, member or assignee of GPM, the Partnership or other Person shall have the right, separate and apart from GPM or the Partnership, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

6.17 No Recourse Against Officers or Directors. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer or director of GPM, the General Partner, the Partnership or any Partnership Group Member.

6.18 Legal Compliance. The Parties acknowledge and agree that this Agreement, and all services provided under this Agreement, are intended to comply with any and all laws and legal obligations and that this Agreement should be construed and interpreted with this purpose in mind.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

GPM INVESTMENTS, LLC

By:
Name:	Arie Kotler
Title:	Chief Executive Officer and President

By:
Name:	Don Bassell
Title:	Chief Financial Officer

GPM PETROLEUM LP

By:	GPM Petroleum GP, LLC, its general partner

By:
Name:	Arie Kotler
Title:	Chief Executive Officer and President

By:
Name:	Don Bassell
Title:	Chief Financial Officer

GPM PETROLEUM GP, LLC

By:
Name:	Arie Kotler
Title:	Chief Executive Officer and President

By:
Name:	Don Bassell
Title:	Chief Financial Officer

Signature Page to the Omnibus Agreement